                                                                 EXHIBIT 99-8(d)

                               LETTER AGREEMENT

October 27, 1992


State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02015

Dear Sirs:

Pursuant to Section 14 of the Custodian Contract between Frank Russell Investment Company and State Street Bank and Trust Company, dated October 31, 1988, the Frank Russell Investment Company advises you that it is creating a new fund to be named the Emerging Markets Fund (the "Fund") and that the Fund desires for State Street Bank and Trust Company to serve as the Custodian with respect to the Fund pursuant to the terms and conditions of the Custodian Contract. The fees to be charged by the Administrator to the Fund in return for its services are contained in the Custodian Fee Schedule--FRIC Emerging Markets Fund.

Please indicate your acceptance to act as Custodian to the Emerging Markets Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.
Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By: /s/ George W. Weber
    -------------------------------
        George W. Weber
        Director of Operations

Accepted this 28th day of October, 1992


STATE STREET BANK AND TRUST COMPANY

By: /s/ N. Grady
    -------------------------------
        Vice President

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                      STATE STREET BANK AND TRUST COMPANY
                            CUSTODIAN FEE SCHEDULE
                          FRIC EMERGING MARKETS FUND

I. Custody, Portfolio and Fund Accounting Service - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value daily. Provide selected general ledger reports.

     The custody fee shown below is an annual charge, billed and payable monthly, based on month end assets.

     A.   Portfolio Charge              $1,500

     B.   Domestic Custody              2 Basis Points

     D.   Global Custody - Comprised of asset charges and transaction charges

GROUP I        GROUP II         GROUP III      GROUP IV         GROUP V
-------        --------         ---------      --------         -------
Euroclear      Australia        Indonesia      Korea            Argentina
Cedel          Canada           Italy          Mexico           Brazil
Japan          Netherlands      Austria        Portugal         Chile
Germany        New Zealand      Belgium        Spain            Greece
               Switzerland      Norway         Sri Lanka        Taiwan
               Denmark          Hong Kong      Turkey           Venezuela
               France                          Finland          Pakistan
               Ireland                         Singapore        India
               Sweden                          Philippines      Malaysia
               United Kingdom                  Thailand

          Asset Charge:
          (in Basis Points)

                     *Group I   *Group II   *Group III    *Group IV    *Group V
                     --------   ---------   ----------    ---------    --------
First $50 Million       6           11          18            25          40
Next $50 Million        5           10          16            20          40
Over $100 Million       4            8          14            18          35

*Excludes: agent, depository and local auditing fees, stamp duties and registration fees.

Transaction Charge:

                     *Group I   *Group II   *Group III    *Group IV    *Group V
                     --------   ---------   ----------    ---------    --------
                        $25         $40         $55           $60         $100

II.  Portfolio Trades - For each line item processed

     FRIC Money Market Trade                                $ 7.50
     DTC or Fed Book Entry                                   18.00
     New York Physical Settlements                           20.00
     Maturity Collections                                     8.00
     PTC Purchase, Sale, Deposit or Withdrawal               20.00
     All other trades                                        20.00

III. Options

     Option charge for each option written or
     closing contract, per issue, per broker                $25.00

     Option expiration charge, per issue, per broker         15.00

     Option exercised charge, per issue, per broker          15.00

IV.  Interest Rate Futures

     Transactions -- no security movement                   $ 8.00

V.   Dividend Charges (For items held at the Request
     Of Traders over record date in street form)            $50.00

VI.  Pricing Fee

     Per month for each composite quote                     $ 7.50

VII. Out-of-Pocket Expenses

     A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

     Telephone
     Wire Charges ($4.70 per wire in and $4.55 out)
     Postage and Insurance
     Courier Service
     Duplicating
     Legal Fees
     Supplies Related to Fund Records
     Rush Transfer -- $8.00 Each
     Transfer Fees
     Sub-custodian Charges (Out-of Pockets issued by Sub-custodians) Price Waterhouse Audit Letter
     Federal Reserve Fee for Return Check items over $2,500 - $4.25 GNMA Transfer - $15 each
     PTC Deposit/Withdrawal for same day turnarounds - $50.00

FRANK RUSSELL INVESTMENT COMPANY       STATE STREET BANK AND TRUST COMPANY

By: /s/ George W. Weber                By: /s/ N. Grady
    -------------------------------        --------------------------------
        George W. Weber                        Vice President
        Director - Operations                  10/22/92
        10/26/92